EXHIBIT 10.39

TITAN MACHINERY INC.
COMPENSATION ARRANGEMENTS FOR EXECUTIVE OFFICERS
FOR FISCAL YEAR 2010

The Titan Machinery Inc. Board of Directors approved the 2010 fiscal year base salaries for the executive officers as set forth below.

2009 Annual
Executive Officer and Title	Base Salary
David J. Meyer	$262,500
Chairman and Chief Executive Officer

Peter Christianson	$262,500
President and Chief Financial Officer

Ted Christianson	$170,000
Vice President, Finance and Treasurer